EXHIBIT 5.1

[Letterhead of Arnold & Porter LLP]

September 30, 2005

Equinox Fund Management, LLC

Managing Owner

The Frontier Fund

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

Re:	The Frontier Fund - Balanced Series, Graham Series, Beach Series,

Campbell/Graham Series, Currency Series and Dunn Series

Gentlemen:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of a post-effective amendment No. 2 (the “Amendment”) to a Registration Statement on Form S-1 filed with the SEC on October 7, 2004, as amended (the “Registration Statement”), relating to the registration under the Securities Act of $704,450,000 of units of beneficial interest in the Trust (“Units”) designated as Balanced Series Units (the “Balanced Series Units”), $50,000,000 of Units designated as Graham Series Units (the “Graham Series Units”), $20,092,000 of Units designated as Beach Series Units (the “Beach Series Units”), $300,000,000 of Units designated as Campbell/Graham Series Units (the “Campbell/Graham Series Units”) $9,978,000 of Units designated as Currency Series Units (the “Currency Series Units”) and $9,313,000 of Units designated as Dunn Series Units (the “Dunn Series Units” and, collectively with the Balanced Series Units, the Graham Series Units, the Beach Series Units, the Campbell/Graham Units and the Currency Series Units, the “Units”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates, agreements, and other papers as we deemed necessary or appropriate to examine for the purpose of this opinion, including the Registration Statement and the Amendment. In such examinations, we have assumed, and not independently verified, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all copies submitted to us as certified or conformed or photostatic copies. As to any facts material to such opinion, we have relied upon statements of representatives of the Trust.

In giving this opinion, we have relied as to all matters of Delaware law exclusively on the opinion of Messrs. Richards, Layton & Finger, Delaware counsel to the Trust, dated October 8, 2004, and this opinion is subject to the qualifications set forth therein.

Based upon and subject to the foregoing, it is our opinion that the Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, will be legally issued, fully paid, and non-assessable.

This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any further date. We hereby consent to the use of this opinion as an Exhibit to the Registration Statements.

Very truly yours,

/s/ ARNOLD & PORTER LLP